EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned agree that the statement on Schedule 13G with respect to the Common Stock, par value $0.001551 per share, of Marex Group plc is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: November 14, 2024

FORTY TWO POINT TWO ACQUISITION LIMITED, AS GENERAL PARTNER OF MASP INVESTOR LIMITED PARTNERSHIP

By:	/s/ Jacqueline Daley
Name: Jacqueline Daley
Title: Director

FORTY TWO POINT TWO ACQUISITION LIMITED

By:	/s/ Jacqueline Daley
Name: Jacqueline Daley
Title: Director

BXR GROUP HOLDINGS LIMITED

By:	/s/ Christina Rodriguez
Name: Christina Rodriguez
Title: Director